UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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NVIDIA CORPORATION

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NVIDIA CORPORATION

2701 San Tomas Expressway

Santa Clara, California 95050

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 22, 2006

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of NVIDIA Corporation, a Delaware corporation. The Annual Meeting will be held on Thursday, June 22, 2006 at 9:00 a.m. local time at our executive offices, 2701 San Tomas Expressway, Santa Clara, California, for the following purposes:

1.	To elect two directors to hold office until the 2009 Annual Meeting of Stockholders.

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 28, 2007.

3.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on April 24, 2006 are entitled to notice of, and to vote at the Annual Meeting or any adjournment or postponement thereof. For 10 days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at our executive offices, 2701 San Tomas Expressway, Santa Clara, California. If you would like to view the stockholder list, please call our Stock Administration department at (408) 486-2000 to schedule an appointment.

Your vote is important. Whether or not you plan to attend the Annual Meeting, PLEASE VOTE YOUR SHARES. You may vote your shares over the telephone or Internet as instructed in the accompanying materials, or by returning a complete, dated and signed proxy card. If you plan to vote by proxy card, please do so as promptly as possible in order to ensure that we receive your vote. A postage pre-paid envelope is enclosed for your convenience. Please note that if your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must obtain a proxy card issued in your name from that broker, bank or other nominee.

We look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors

David M. Shannon

Secretary

Santa Clara, California

May 12, 2006

NVIDIA CORPORATION

2701 San Tomas Expressway

Santa Clara, California 95050

PROXY STATEMENT

FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

JUNE 22, 2006

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

You received this proxy statement and the enclosed proxy card because the Board of Directors of NVIDIA Corporation, or the Board, is soliciting your proxy to vote at the 2006 Annual Meeting of Stockholders, or the annual meeting. You are invited to attend the annual meeting, however, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card to all stockholders of record entitled to vote at the annual meeting on or about May 12, 2006.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 24, 2006 will be entitled to vote at the annual meeting. On the record date, there were 352,230,576 shares of common stock outstanding and entitled to vote.

Are the numbers in this proxy statement adjusted for the recent stock split?

All shares and prices reported in this proxy statement have been adjusted to reflect the two-for-one stock split that was effected on April 6, 2006 through the payment of a dividend of one share of common stock for every share of common stock outstanding as of the record date for the stock split of March 17, 2006.

What is the difference between a stockholder of record and a “street name” or beneficial holder?

Stockholder of Record.    If on April 24, 2006 your shares were registered directly in your name with Mellon Investor Services LLC, our transfer agent, then you are a stockholder of record.

Beneficial Owner.    If on April 24, 2006 your shares were held in a stock brokerage account or by a bank or other nominee you are considered the beneficial owner of the shares, then your shares are held in “street name.” If you are a beneficial owner, these proxy materials are being forwarded to you by your broker. As a beneficial owner, you have the right to direct your broker on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you will be unable to vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker.

What am I voting on?

There are two matters scheduled for a vote:

•	the election of two directors; and

•	the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 28, 2007.

In addition, you are entitled to vote on any other matters that are properly brought before the annual meeting.

May I vote by proxy card, by telephone or over the Internet?

Stockholder of Record.    If you are a stockholder of record, there are four ways for you to vote your shares.

In Person.    You may vote in person by coming to the annual meeting. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy prior to the annual meeting to ensure your vote is counted. You may still attend the annual meeting and vote in person even if you have already voted by proxy.

By Proxy.    To vote by proxy, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

By Telephone.    To vote by telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Control Number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Daylight Savings Time on June 21, 2006 to be counted.

Over the Internet.    To vote on the Internet, go to http://www.proxyvoting.com/nvda to complete an electronic proxy card. You will be asked to provide the Control Number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Daylight Savings Time on June 21, 2006 to be counted.

Beneficial Owner

If you hold shares in street name, your shares are registered in the name of your broker and you should have received a proxy card and Voting Instruction Form with these proxy materials from your broker rather than from NVIDIA. You should follow the Voting Instruction Form in order to instruct your broker to vote your shares. The broker holding your shares may allow you to deliver your voting instructions by telephone or over the Internet. If your Voting Instruction Form does not include telephone or Internet instructions, please complete and return your Voting Instruction Form by mail. To vote in person at the annual meeting, you must obtain a valid proxy from your broker.

What is a broker non-vote?

Brokers that hold shares of NVIDIA common stock in street name for a beneficial owner typically have the authority to vote on “routine” proposals, such as the two proposals to be voted on at the annual meeting, when the broker has not received instructions from a beneficial owner. However, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the issuance of NVIDIA common stock. If your NVIDIA common stock is held in street name, your broker will vote your shares on “non-routine” proposals only if you provide the broker with instructions on how to vote in accordance with the Voting Instruction Form forwarded to you by your broker.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For” votes, “Against” votes, abstentions and broker non-votes. With regard to Proposal 1, the election of two members of our Board, you may withhold your vote for a particular nominee. The number of “withhold” votes will also be counted by the inspector of election. Shares not present at the meeting and shares voting “Abstain” will have no effect on the election of directors.

If you are a stockholder of record and you returned a signed and dated proxy card without marking any voting selections, your shares will be voted “For” both of the Proposals. If any other matter is properly presented at the annual meeting, either Jen-Hsun Huang or Marvin D. Burkett as your proxy will vote your shares using his best judgment.

May I change my vote after submitting my proxy?

Yes. If you are a stockholder of record, you may revoke your proxy at any time before the final vote at the annual meeting in any one of the following four ways:

•	you may submit another properly completed proxy card with a later date;

•	you may send a written notice that you are revoking your proxy to NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050, attention: Secretary;

•	you may attend the annual meeting and vote in person; or

•	you may submit another proxy by telephone or Internet after you have already provided an earlier proxy.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented at the annual meeting either in person or by proxy. On the record date, there were 352,230,576 shares of common stock outstanding and entitled to vote meaning that 176,115,289 shares must be represented in person or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is not a quorum, a majority of the votes present at the annual meeting may adjourn the annual meeting to another date.

How many votes are needed to elect directors?

In March 2006, our Board amended our Bylaws to adopt a majority vote standard for non-contested director elections. Because the number of nominees properly nominated for the annual meeting is the same as the number of directors to be elected, the annual meeting is a non-contested election. Each nominee must be elected by a majority of the votes cast. If the number of votes “For” a nominee exceeds the number of votes “Withheld,” then the nominee will be elected.

How many votes are needed to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm?

To be approved, Proposal 2, the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm, must receive a “For” vote by the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. If you do not vote, it will have no effect. Broker non-votes will also have no effect.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for our second quarter ended July 30, 2006, which will be filed with the Securities and Exchange Commission, or SEC, in August 2006.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. Our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you received more than one proxy card, your shares are registered in more than one name or are held in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted. If you would like to modify your instructions so that you receive one proxy card for each account or name, please contact your broker.

What does it mean if multiple members of my household are stockholders but we only received one set of proxy materials?

In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one annual report and proxy statement to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” allows us to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve environmental resources.

If you currently receive multiple copies of our proxy statement and annual report at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent. If any stockholder residing at such an address wishes to receive a separate set of documents, they may telephone our Stock Administration Department at (408) 486-2000 or write to our Stock Administration Department at 2701 San Tomas Expressway, Santa Clara, California 95050.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 12, 2007 to NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, CA 95050, Attention: Secretary. If you wish to submit a proposal that is not to be included in next year’s proxy materials, but that may be considered at the 2007 annual meeting, you must do so in writing following the above instructions by January 12, 2007.

ELECTRONIC DELIVERY OF FUTURE COMMUNICATIONS

We are encouraging all of our stockholders, both beneficial owners and stockholders of record, to receive future financial and other communications from us by email. You can elect to receive an email that will provide you with an electronic link to future annual reports and proxy statements rather than receiving paper copies of these documents. Choosing to receive your proxy materials electronically will save us the cost of printing and mailing the documents to you. You can choose to receive future proxy materials electronically by visiting www.icsdelivery.com/nvda. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your choice to receive proxy materials electronically will remain in effect until you contact NVIDIA Investor Relations and tell us otherwise. You may visit the investor relations section of our website www.nvidia.com, send an electronic mail message to Finance-IR@nvidia.com or contact NVIDIA Investor Relations by mail at 2701 San Tomas Expressway, Santa Clara, CA 95050.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

PROPOSAL 1

ELECTION OF BOARD OF DIRECTORS AND COMMITTEES

Our Board is divided into three classes serving staggered three year terms. Mark A. Stevens is retiring from the Board upon the expiration of his term of service which will occur as of the date of the annual meeting. Immediately upon Mr. Stevens’ retirement, the number of directors on our Board will be reduced from nine to eight and the class of directors to serve until the 2009 annual meeting will be reduced from three to two directors. We are very grateful for Mr. Stevens’ 13 years of service to NVIDIA and thank him for his contributions. We will miss Mr. Stevens’ participation on the Board.

You and the other stockholders will elect two directors to serve as directors until the 2009 annual meeting of stockholders. Mr. Coxe is currently a director of NVIDIA and was previously elected by the stockholders. Mr. Perry is currently a director of NVIDIA and was appointed to the Board in May 2005. Our Nominating and Corporate Governance Committee reviewed the qualifications of each of the nominees for election to this class, and unanimously recommended that each nominee be submitted for election to the Board and our Board approved the recommendation at its meeting on March 2, 2006. If elected at the annual meeting, each of the nominees will serve until the 2009 annual meeting of stockholders and until his successor is duly elected and qualified, or until the director resigns or is removed.

The Board expects the nominees will be available for election. If a nominee declines or is unable to act as a director, your proxy may be voted for any substitute nominee proposed by the Board. Alternatively, the Board may reduce the size of the Board. In accordance with our Bylaws, directors are elected if they receive more “For” votes than “Withheld” votes. Unless you instruct otherwise, your proxy will be voted FOR the election of these nominees.

This section contains information for each of the members of our Board as of the date of this proxy statement.

Name	Position with NVIDIA	Age	Director Since	Expiration of Term
Tench Coxe	Director	48	June 1993	2006
Mark L. Perry	Director	50	May 2005	2006
Jen-Hsun Huang	Chief Executive Officer, President and Director	43	April 1993	2007
James C. Gaither	Lead Director	68	December 1998	2007
A. Brooke Seawell	Director	58	December 1997	2007
Steven Chu, Ph.D.	Director	58	July 2004	2008
Harvey C. Jones	Director	53	November 1993	2008
William J. Miller	Director	60	November 1994	2008

Nominees for Election for a Three-year Term Expiring at Our 2009 Annual Meeting

Tench Coxe is a managing director of the general partner of Sutter Hill Ventures, a venture capital investment firm. Prior to joining Sutter Hill Ventures in 1987, Mr. Coxe was Director of Marketing and MIS at Digital Communication Associates. Mr. Coxe also serves on the board of directors of eLoyalty Corporation, a customer loyalty software firm, and several privately-held companies. Mr. Coxe holds a B.A. degree in Economics from Dartmouth College and an M.B.A. degree from Harvard Business School.

Mark L. Perry currently serves as the senior business advisor for Gilead Sciences, Inc., a biopharmaceutical company, reporting to the chief executive officer. Mr. Perry was an executive officer of Gilead from July 1994 to April 2004, serving in a variety of capacities, including General Counsel, Chief Financial Officer and most recently, Executive Vice President of Operations, responsible for worldwide sales and marketing, legal, manufacturing and facilities. From September 1981 to June 1994, Mr. Perry was with the law firm Cooley Godward LLP in San Francisco and Palo Alto, California, serving as a partner of the firm from 1987 until 1994. Mr. Perry also serves as a member of the board of directors of Nuvelo, Inc., a biopharmaceutical company, and a privately-held biopharmaceutical company. Mr. Perry holds a B.A. degree in History from the University of California, Berkeley and a J.D. degree from the University of California, Davis.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ELECTION

TO THE BOARD OF DIRECTORS OF EACH NAMED NOMINEE.

Directors Continuing in Office until Our 2007 Annual Meeting

James C. Gaither is a managing director of Sutter Hill Ventures, a venture capital investment firm. He is a retired partner of the law firm of Cooley Godward LLP and was a partner of the firm from 1971 until July 2000 and senior counsel to the firm from July 2000 to 2003. Prior to beginning his law practice with the firm in 1969, Mr. Gaither served as a law clerk to The Honorable Earl Warren, Chief Justice of the United States, Special Assistant to the Assistant Attorney General in the United States Department of Justice and Staff Assistant to the President of the United States, Lyndon Johnson. Mr. Gaither is a former president of the Board of Trustees at Stanford University and is vice chairman of the board of directors of The William and Flora Hewlett Foundation and Chairman of the Board of Trustees of The Carnegie Endowment for International Peace. Mr. Gaither currently serves on the board of directors of Levi Strauss & Company, a manufacturer and marketer of brand-name apparel. Mr. Gaither holds a B.A. in Economics from Princeton University and a J.D. degree from Stanford University Law School.

Jen-Hsun Huang co-founded NVIDIA in April 1993 and has served as our President and Chief Executive Officer since that time. From 1985 to 1993, Mr. Huang was employed at LSI Logic Corporation, a computer chip manufacturer, where he held a variety of positions, most recently as Director of Coreware, the business unit responsible for LSI’s “system-on-a-chip” strategy. From 1984 to 1985, Mr. Huang was a microprocessor designer for Advanced Micro Devices, Inc., a semiconductor company. Mr. Huang holds a B.S.E.E. degree from Oregon State University and an M.S.E.E. degree from Stanford University.

A. Brooke Seawell has been a venture partner with New Enterprise Associates, a venture capital investment firm, since January 2005. From February 2000 to December 2004, Mr. Seawell was a partner with Technology Crossover Ventures, a venture capital investment firm. From 1997 to 1998, Mr. Seawell was Executive Vice President of NetDynamics, Inc., an application server software company, which was acquired by Sun Microsystems, Inc. From 1991 to 1997, Mr. Seawell was Senior Vice President and Chief Financial Officer of Synopsys, Inc., an electronic design automation software company. Mr. Seawell also serves on the board of directors of Informatica Corporation, a data integration software company, and several privately held companies. Mr. Seawell holds a B.A. degree in Economics and an M.B.A. degree in Finance from Stanford University.

Directors Continuing in Office until Our 2008 Annual Meeting

Dr. Steven Chu has been the Director of the Lawrence Berkeley National Laboratory, a research laboratory of the Department of Energy managed by the University of California since August 2004. From 1987 to August 2004, Dr. Chu served as a Professor of Physics and Applied Physics at Stanford University. At Stanford, Dr. Chu served as Chair of the Physics Department from 1990 through 1993 and from 1999 through 2001. From 1983 to 1987, Dr. Chu served as the head of the Quantum Electronics Research Department at AT&T Bell Laboratories, the research division of AT&T Corp., a telecommunications company. In 1997, Dr. Chu, with two colleagues at National Institute of Standards and Technology and College de France, were awarded the Nobel Prize in physics for the development of methods to cool and trap atoms with laser light. Dr. Chu serves on the Board of Trustees of the University of Rochester and on the board of directors of The William and Flora Hewlett Foundation. Dr. Chu holds an A.B. degree in Mathematics and a B.S. degree in Physics from the University of Rochester and a Ph.D. in Physics from the University of California at Berkeley.

Harvey C. Jones is the Chairman of the board of directors of Tensilica Inc., a privately-held company he co-founded in 1997. Tensilica designs and licenses application-specific microprocessors for use in high-volume embedded systems. From December 1987 through February 1998, Mr. Jones held various positions at Synopsys, Inc., an electronic design automation software company, where he served as Chief Executive Officer through January 1994 and as Executive Chairman of the board of directors until February 1998. Prior to Synopsys, Mr. Jones served as President and Chief Executive Officer of Daisy Systems Corporation, a computer-aided engineering company that he co-founded in 1981. Mr. Jones currently serves on the board of directors of Wind River Systems, Inc., an embedded software and services provider, and several privately-held companies. Mr. Jones holds a B.S. degree in Mathematics and Computer Sciences from Georgetown University and an M.S. degree in Management from the Massachusetts Institute of Technology.

William J. Miller has served as an independent board member for several companies and has been an occasional consultant to several technology companies since October 1999. From April 1996 through October 1999, Mr. Miller was Chief Executive Officer and Chairman of the board of directors of Avid Technology, Inc., a provider of digital tools for multimedia. Mr. Miller also served as President of Avid Technology from September 1996 through October 1999. From March 1992 to October 1995, Mr. Miller served as Chief Executive Officer of Quantum Corporation, a mass storage company. He was a member of the board of directors of Quantum, and Chairman thereof, from May 1992 and September 1993, respectively, to August 1995. From 1981 to March 1992, he served in various positions at Control Data Corporation, a supplier of computer hardware, software and services, most recently as Executive Vice President and President, Information Services. Mr. Miller serves on the board of directors of Waters Corporation, a scientific instrument manufacturing company, ViewSonic Corporation, a global provider of visual display technology products, and Digimarc Corporation, a developer and supplier of secure identification products and digital watermarking technology. Mr. Miller holds B.A. and J.D. degrees from the University of Minnesota.

Independence of the Members of the Board of Directors

Pursuant to our Corporate Governance Policies, our Board is required to affirmatively determine that a majority of our directors have no relationship that would interfere with their exercise of independent judgment in carrying out their responsibilities and meets any other relevant qualification requirements imposed by the SEC and the NASDAQ Stock Market, or NASDAQ, the principal market on which our common stock is traded. The Board has determined, after considering all relevant facts and circumstances, that all of the Board members, other than Jen-Hsun Huang, our President and Chief Executive Officer, are “independent” as defined by the rules and regulations promulgated by the SEC and NASDAQ.

Additionally, all members of our Compensation Committee as well as our Nominating and Corporate Governance Committee are considered to be independent under the applicable NASDAQ listing standards.

Audit Committee Financial Experts

The Board has determined that each of Messrs. Miller, Seawell and Perry, members of our Audit Committee, satisfy the criteria adopted by the SEC to serve as an “audit committee financial expert” and that each is an independent director pursuant to the requirements of the Securities Exchange Act of 1934, or the Exchange Act, and applicable NASDAQ listing standards.

Corporate Governance Policies of the Board of Directors

In January 2004, the Board documented the governance practices followed by NVIDIA by adopting Corporate Governance Policies to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Policies set forth the practices the Board will follow with respect to board composition and selection, regular evaluations of the Board and its committees, board meetings and involvement of senior management, chief executive officer performance evaluation, and board committees and compensation. The Corporate Governance Policies were adopted by the Board to, among other things, reflect changes to the NASDAQ listing standards and rules promulgated by the SEC to implement provisions of the Sarbanes-Oxley Act of 2002. As required under NASDAQ’s listing standards, our independent directors have in the past and will continue to meet regularly in scheduled executive sessions at which only independent directors are present. Our Corporate Governance Policies may be viewed under Corporate Governance in the “Investor Relations” section of our website at www.nvidia.com.

Although we do not have a formal policy regarding attendance by members of the Board at our annual meetings, our practice is that in addition to Mr. Huang, one independent director will attend each annual meeting on behalf of all independent directors. Messrs. Huang and Gaither were present at our 2005 annual meeting.

Majority Vote Standard

As a part of our continuing process of enhancing corporate governance procedures and in order to provide our stockholders with a more meaningful role in the outcome of the election of directors, in March 2006, our Board amended our Bylaws to adopt a majority vote standard for non-contested director elections. In a contested election, which is an election in which the number of nominees exceeds the number of directors to be elected, our directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors at that meeting. Our Bylaws now provide that in a non-contested election if the votes cast “For” an incumbent director do not exceed the number of votes “Withheld”, such incumbent director shall promptly tender his resignation to the Board. The Nominating and Corporate Governance Committee will review the circumstances surrounding the “Withheld” vote and promptly make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. In making its decision, the Board will evaluate the best interests of NVIDIA and our stockholders and will consider all factors and relevant information. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision as well as the rationale behind it within 90 days from the date of certification of the stockholder vote. The director who tenders his resignation will not participate in the Board’s or the Nominating and Corporate Governance Committee’s decisions.

Lead Independent Director

Mr. Gaither, the Chairman of our Nominating and Corporate Governance Committee, has been appointed the lead independent director of the Board and in that role Mr. Gaither presides over executive sessions of the Board. As discussed in our Corporate Governance Policies, Mr. Gaither works with the Chief Executive Officer to establish the agenda for executive sessions of the independent directors.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate with the Board or any of its members regarding nominations of directors or other matters may do so by sending written communications addressed to David M. Shannon, our Secretary, at our executive offices at 2701 San Tomas Expressway, Santa Clara, California 95050. All stockholder communications received by NVIDIA that are addressed to the attention of the Board will be compiled by our Secretary. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.

Nomination of Directors

The Nominating and Corporate Governance Committee identifies, reviews and evaluates candidates to serve as directors of NVIDIA, consistent with criteria approved by the Board, and recommends these candidates for election to the Board. In making its determinations, the Nominating and Corporate Governance Committee strives to select individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders. The Nominating and Corporate Governance Committee will also consider any other factor which it deems relevant, including industry experience and diversity, in selecting individuals as director nominees.

Nominations of directors or other matters put forth by our stockholders will be reviewed by the Nominating and Corporate Governance Committee, which will determine whether these matters should be presented to the Board. The Nominating and Corporate Governance Committee evaluates candidates proposed by stockholders using the same criteria as it uses for other candidates. The Nominating and Corporate Governance Committee will give serious consideration to all such matters and will make its determination on matters to be presented to the Board in accordance with its charter and applicable laws. Stockholders seeking to recommend a prospective nominee should follow the instructions in this proxy statement under the heading “Stockholder Communications with the Board.” Stockholder submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Since the beginning of fiscal 2006, the Nominating and Corporate Governance Committee has neither received any such stockholder nominations nor has it rejected a director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

Code of Ethics

We have adopted a Worldwide Code of Ethics that applies to all our executive officers, directors and employees. In addition, we have adopted a Financial Team Code of Ethics that applies to our executive officers and directors and members of our finance, accounting and treasury departments. Both of the Worldwide Code of Ethics and the Financial Team Code of Ethics are available under Corporate Governance in the “Investor Relations” section of our website at www.nvidia.com. If we make any amendments to the Worldwide Code of Ethics or the Financial Team Code of Ethics or grant any waiver from a provision of either code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Board Meeting Information

The Board met five times during fiscal 2006, including a two day Board retreat. We expect each Board member to attend each meeting of the Board and the committees on which he serves. Each Board member attended 75% or more of the aggregate meetings of the Board and of the meetings of the committees on which he served, held during the period for which he was a director or committee member, respectively. If a Board member does not attend at least 75% of the meetings of the Board or the committees on which he serves, the vesting period of his annual stock option grants will be lengthened as is described more fully in the “Compensation of Directors” section of this proxy statement.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each of the committees operates under a written charter, which may be viewed under Corporate Governance in the “Investor Relations” section of our website at www.nvidia.com. The written charter of the Audit Committee is also attached to this proxy statement as Annex A.

Committees and Current Membership	Number of Meetings Held During Fiscal 2006 and Committee Functions
Audit	Meetings: 8

William J. Miller* Brooke Seawell Mark L. Perry

•      oversees our corporate accounting and financial reporting process;

•      evaluates the performance of and assesses the qualifications of the independent registered public accounting firm;

•      determines and approves the engagement of the independent registered public accounting firm;

•      determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•      reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•      confers with management and our independent registered public accounting firm regarding the effectiveness of internal control over financial reporting;

•      discusses with management and the independent registered public accounting firm the results of the annual audit and the results of our quarterly financial statements;

•      reviews the financial statements to be included in our annual report; and

•      establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by NVIDIA regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation	Meetings: 8

Harvey C. Jones* Tench Coxe James Gaither Mark A. Stevens#

•      reviews and approves the overall compensation strategy and policies for NVIDIA;

•      reviews and approves the compensation and other terms of employment of our chief executive officer;

•      reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; and

•      administers our stock option and purchase plans, variable compensation plans and other similar programs.

Nominating and Corporate Governance	Meetings: 3

James C. Gaither* Tench Coxe Harvey C. Jones Steven Chu

•      identifies, reviews and evaluates candidates to serve as directors of NVIDIA (consistent with criteria approved by the Board);

•      recommends candidates for election to the Board;

•      makes recommendations to the Board regarding the membership of the committees of the Board;

•      assesses the performance of the Board; and

•      reviews and assesses our corporate governance principles.

*	Committee Chairperson
#	The Compensation Committee will be reduced to three members when Mr. Stevens retires from the Board.

COMPENSATION OF DIRECTORS

Our directors who are also employees do not receive any fees or equity compensation for their service on the Board. In fiscal 2006, Mr. Huang was our only employee director.

Historically options to purchase shares of our common stock have been automatically granted to our non-employee directors under our 1998 Non-Employee Directors’ Stock Option Plan, or the Directors’ Plan, as incorporated into our 1998 Equity Incentive Plan. Directors do not receive any cash compensation for their services as members of our Board, but are eligible for reimbursement for expenses incurred in attending Board and committee meetings in accordance with our policies.

In February and March 2006, the Compensation Committee undertook a review of the type and amount of compensation paid to our Board members in connection with their service on our Board and on the Board’s committees. After receiving input from the Board members, consulting with management, consulting with a compensation consultant retained by the Compensation Committee and extensive deliberation among itself, the Compensation Committee recommended changes to non-employee director compensation for fiscal 2007. Upon the recommendation of the Compensation Committee, on March 28, 2006, the Board amended the Directors’ Plan, to, among other things, reduce the number of shares issuable pursuant to each of the initial non-employee director stock option grant and the annual non-employee director stock option grant by 40%. The Directors’ Plan was also amended to eliminate the annual option grant made to members of our Nominating and Corporate Governance Committee.

The Compensation Committee recommended and the Board agreed that we continue our historical approach of providing only stock options to our non-employee directors, and not cash compensation. Particularly in light of the delayed vesting of our annual board grants, we continue to believe that this approach best aligns the interests of our directors with those of our stockholders, in that directors are compensated only when the value of our stock increases.

The following table summarizes the compensation previously provided under the Directors’ Plan for our non-employee directors for fiscal 2006, as well as compensation to be provided under the Directors’ Plan, as amended, for fiscal 2007.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

Type of Compensation	Fiscal Year 2006	Fiscal Year 2007	Vesting
Cash

Annual Cash Retainer	No	No	Not Applicable

Reimbursement of Expenses	Yes	Yes	Not Applicable

Equity

Initial Board Option Grant	Option to Purchase 150,000 shares of common stock	Option to purchase 90,000 shares of common stock	Vests quarterly over a three year period

Annual Board Option Grant	Option to purchase 50,000 shares of common stock	Option to purchase 30,000 shares of common stock	Vests quarterly beginning on the second anniversary of the date of grant. Fully vested on the third anniversary of the date of grant*

Annual Committee Option Grant	Option to purchase 10,000 shares of common stock for serving on any committee of the Board*	Option to purchase 10,000 shares of common stock for serving on the Compensation or Audit Committee. No option will be granted for serving on the Nominating and Corporate Governance Committee	Vests in full on the one year anniversary of the date of grant*

*	Vesting is adjusted in certain instances as described below.

The following are the principal terms of the Directors’ Plan, as amended.

Equity Compensation

All option grants to non-employee directors are non-discretionary and will be made from shares available under our 1998 Equity Incentive Plan unless shares are otherwise available under the Directors’ Plan. Please see “Change of Control Agreements” in this proxy statement for a discussion of the change of control provisions of options to purchase shares of our common stock.

Initial Grants.    Initial stock option grants of 90,000 are automatically made to each non-employee director who is elected or appointed to our Board on the date of election or appointment.

Annual Grants—Board Members.    On August 1st of each year, each non-employee director is automatically granted the stock option described above. Messrs. Coxe, Gaither, Jones, Miller, Seawell and Stevens and Dr. Chu each received an option to purchase 50,000 shares of our common stock at an exercise price of $13.53 per share on August 1, 2005.

Annual Grants—Committee Members.    On August 1st of each year, each non-employee director who is a member of a committee of the Board is automatically granted the stock option described above. Beginning in fiscal year 2007, Board members will no longer receive a Committee grant for serving as a member of the Nominating and Corporate Governance Committee. Each of Messrs. Coxe, Gaither, Jones, Miller, Seawell and Stevens received an option to purchase 10,000 shares of our common stock at an exercise price of $13.53 per share on August 1, 2005.

Annual Grants—Adjusted Vesting for Not Attending Meetings.    If a non-employee director fails to attend at least 75% of the regularly scheduled meetings of the Board during the year following the grant of an option, rather than vesting as described above, the Annual Grants will vest 30% upon the three-year anniversary of the grant date and 70% during the fourth year, such that the entire option will become fully vested on the four-year anniversary of the date of the grant. If a non-employee director fails to attend at least 75% of the regularly scheduled meetings of the committee on which they sit, rather than vesting as described above, their Committee Grant will vest annually over four years following the date of grant at the rate of 10% per year for the first three years and 70% during the fourth year. The foregoing adjusted vesting provisions have never been triggered.

Annual Grants—Adjusted Vesting for Death or Disability.    If a non-employee director’s service as a director terminates between the date of grant of the Annual Grant and the two-year anniversary of the date of grant of the Annual Grant due to disability or death, then the Annual Grant shall vest and become exercisable on a quarterly pro rata basis over a one year period beginning on the date of such death or disability. If a non-employee director’s service as a committee member terminates between the date of grant of the Committee Grant and the one-year anniversary of the date of grant of the Committee Grant due to disability or death, then the Committee Grant shall vest and become exercisable on a monthly pro rata basis for each month served on the respective committee.

Annual Grants—Pro-rata Adjustment.    If a non-employee director has not been serving on the Board or committee since a prior year’s annual meeting, the number of shares granted will be reduced pro-rata for each full quarter prior to the date of grant during which such person did not serve in such capacity.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 10, 2006 as to shares of our common stock beneficially owned by:

•	each director;

•	each of the executive officers named in the Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	all those known by us to be beneficial owners of more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules promulgated by the SEC and generally includes voting or investment power with respect to securities as well as shares of common stock subject to options exercisable within 60 days of April 10, 2006. Unless otherwise indicated, the address of each of the individuals listed below is c/o NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050.

Name and Address of Beneficial Owner	Shares Owned (1)		Shares Issuable Pursuant to Options Exercisable Within 60 days of April 10, 2006	Total of Shares Beneficially Owned	Percent
Directors and Executive Officers
Jen-Hsun Huang	16,893,674	(2)	5,568,496	22,462,170	6.3%
Marvin D. Burkett	21,762		750,000	771,762	*
Jeffrey D. Fisher	347,528	(3)	518,771	866,299	*
David M. Shannon	23,520	(4)	446,750	470,270	*
Daniel Vivoli	253,928	(5)	250,000	503,928	*
Steven Chu, Ph.D.	—		87,500	87,500	*
Tench Coxe	1,864,940	(6)	617,500	2,482,440	*
James C. Gaither	118,270		537,500	655,770	*
Harvey C. Jones	1,950,608	(7)	437,500	2,388,108	*
William J. Miller	301,872	(8)	777,500	1,079,372	*
Mark L. Perry	—		50,000	50,000	*
A. Brooke Seawell	100,000	(9)	1,097,500	1,197,500	*
All directors and executive officers as a group (13 persons)	21,876,102	(10)	11,176,517	33,052,619	9.1%

5% Stockholders
FMR Corp.	17,993,948	(11)	—	17,993,948	5.1%
Edward C. Johnson 3d
82 Devonshire Street
Boston, MA 02109

*	Represents less than 1 percent of our common stock

(1)	This table is based upon information provided to us by our officers and directors and upon information about principal stockholders known to us based on Schedules 13G filed with the SEC. Unless otherwise indicated in the relevant footnote to this table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages of beneficial ownerships are based on 352,186,146 shares of our common stock outstanding as of April 10, 2006, adjusted as required by rules promulgated by the SEC.

(2)

Includes 14,371,348 shares of common stock held by Jen-Hsun Huang and Lori Huang, as co-trustees of the Jen-Hsun and Lori Huang Living Trust u/a/d May 1, 1995, or the Huang Trust, and 1,507,326 shares of common stock held by J. and L. Huang Investments, L.P., of which the Huang Trust is the general partner. By virtue of their status as co-trustees of the Huang Trust, each of Jen-Hsun Huang and Lori Huang may be deemed to have shared beneficial ownership of the 14,371,348 shares held by the Huang Trust and

1,507,326 shares held J. and L. Huang Investments, L.P. and to have shared power to vote or to direct the vote or to dispose of or direct the disposition of such securities.

(3)	Includes 272,730 shares of common stock held by the Fisher Family Trust, of which Mr. Fisher and his wife are trustees, and 72,000 shares held by Mr. Fisher and his wife, as custodian for their three minor children under the Uniform Gifts to Minors Act.

(4)	Represents 23,520 shares of common stock held by the Shannon Revocable Trust, of which Mr. Shannon and his wife are the trustees.

(5)	Includes 248,528 held by the Daniel F. Vivoli Trust of which Mr. Vivoli is the trustee.

(6)	Includes 164,208 shares of common stock held in a retirement trust over which Mr. Coxe exercises voting and investment power. Mr. Coxe disclaims beneficial ownership in these shares except as to his pecuniary interest in the shares. Mr. Coxe shares pecuniary interest in 740,000 shares with other individuals pursuant to a contractual relationship. Mr. Coxe disclaims beneficial ownership in these shares except as to his pecuniary interest in these shares. Also includes 421,308 shares held in the Coxe Revocable Trust, or Trust, of which Mr. Coxe and his wife are co-trustees. Mr. Coxe disclaims beneficial ownership in the shares held by Trust, except to the extent of his pecuniary interest in Trust.

(7)	Includes 768,096 shares of common stock held in the Jones Living Trust of which Mr. Jones and his wife are the trustees and 47,840 shares owned by ACK Family Partners of which Mr. Jones and his wife are the general partners. As one of the general partners, Mr. Jones is deemed to beneficially own all of the shares owned by ACK Family Partners.

(8)	Represents 301,872 shares held by the Millbor Family Trust, of which Mr. Miller and his wife are co-trustees.

(9)	Represents 100,000 shares held by the Seawell Revocable Trust of which Mr. Seawell is a trustee.

(10)	Includes shares described in footnotes one through nine above.

(11)	Based solely on a Schedule 13G/A jointly filed on February 14, 2006 by FMR Corp. and Edward C. Johnson 3d. The total represents 14,212,512 shares held by Fidelity Management & Research Company, or Fidelity, a wholly-owned subsidiary of FMR Corp., 1,880,224 shares held by Fidelity Management Trust Company, or Fidelity Trust, a wholly-owned subsidiary of FMR Corp. and 1,901,212 shares held by Fidelity International Limited, or FIL. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity and the funds, each has sole power to dispose of the 14,212,512 shares held by Fidelity and the funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by Fidelity and the funds, which power resides with Fidelity’s and the funds’ Board of Trustees. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Trust, each has sole dispositive power over 1,880,224 shares, sole power to vote or to direct the voting of 1,586,224 shares and no power to direct the voting of 294,000 shares. Members of the Edward C. Johnson 3d family, through their ownership of approximately 49% of the voting power of FMR Corp. and the execution of a shareholders’ voting agreement, may be deemed under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. FMR Corp. and FIL are separate and independent corporate entities, and FMR Corp. made the Schedule 13G/A filing voluntarily reflecting that all of the shares were beneficially owned by FMR Corp. and FIL on a joint basis.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 29, 2006, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with.

AUDIT COMMITTEE AND INDEPENDENT AUDITOR INFORMATION

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee operates under a written charter adopted by the Board of Directors in May 2000, as most recently amended and restated in April 2003. A copy of the Audit Committee Charter may be found on the Company’s website at www.nvidia.com under Corporate Governance in the “Investor Relations” section and is attached as Annex A to this proxy statement. The members of the Audit Committee are William Miller, A. Brooke Seawell and Mark L. Perry, each of whom meets the independence standards established by NASDAQ and is an audit committee financial expert as defined in the applicable rules and regulations promulgated pursuant to the Securities Exchange Act of 1934.

As is more fully described in its charter, the Audit Committee oversees accounting, financial reporting, internal control over financial reporting, financial practices and audit activities of NVIDIA and its subsidiaries. The Audit Committee reviews the results and scope of the audit and other services provided by the independent registered public accounting firm and reviews financial statements and the accounting policies followed by NVIDIA prior to the issuance of the financial statements with both management and the independent registered public accounting firm.

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, or GAAP, the system of internal control over financial reporting, and the procedures designed to facilitate compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, or PwC, the Company’s independent registered public accounting firm for fiscal 2006, was responsible for performing an independent audit of the consolidated financial statements in accordance with GAAP and issuing a report thereon and of its internal control over financial reporting as of January 29, 2006. Their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters are required to be disclosed to the Audit Committee under applicable accounting standards. It is the Audit Committee’s responsibility to oversee these processes. Also, the Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, terminate the independent registered public accounting firm, including the approval of audit fees and non-audit services provided by and fees paid to the independent registered public accounting firm.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. It is not the duty of the Audit Committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and in accordance with GAAP, or to assess the Company’s internal control over financial reporting. The Audit Committee relies, without independent verification, on the information provided by NVIDIA and on the representations made by management that the financial statements have been prepared with integrity and objectivity, and the opinion of the independent registered public accounting firm that such financial statements have been prepared in conformity with GAAP.

In this context, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2006 and the Company’s internal control over financial reporting with management and PwC. Specifically, the Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as well as the auditors’ independence from management and NVIDIA, including the matters in the written disclosures and the letter from the independent registered public accounting firm received by the Audit Committee in accordance with the requirements of the Independence Standards Board

Standard No. 1. The Audit Committee has also considered whether the provision of certain permitted non-audit services by the PwC is compatible with PwC’s independence and discussed PwC’s independence with PwC.

Based on the Audit Committee’s review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the annual report for fiscal 2006.

AUDIT COMMITTEE

William J. Miller, Chairman

A. Brooke Seawell

Mark L. Perry

FEES BILLED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following is a summary of fees billed by PricewaterhouseCoopers LLP, or PwC, for fiscal 2005 and fiscal 2006 for audit, tax and other professional services during the fiscal year and by KPMG LLP, our independent registered public accounting firm, for a portion of fiscal 2005:

	2005(1)	2005(2)	2006
AUDIT FEES (3):	$39,700	$1,733,600	$1,706,460
AUDIT-RELATED FEES (4):	—	—	500,650
TAX FEES (5):	101,568	176,368	233,092
ALL OTHER FEES (6):	31,350	1,500	13,158

TOTAL FEES	$172,618	$1,911,468	$2,453,360

All of the fiscal 2006 fees described above paid to PwC were pre-approved by the Audit Committee or Mr. Miller through the authority granted to him by the Audit Committee which is described below. All of the fiscal 2005 fees described above paid to PwC were pre-approved by the Audit Committee with the exception of a $1,500 payment to PwC related to the use of an accounting regulatory database.

(1)	Fee information for services rendered by KPMG from January 26, 2004 through March 22, 2005.

(2)	Fees paid to PwC from April 2005 through the audit for fiscal 2005.

(3)	Audit fees include fees for the audit of our consolidated financial statements, the audit of our internal control over financial reporting, as mandated by the Sarbanes Oxley Act of 2002, reviews of our quarterly financial statements, including our annual report, and include fees for SEC registration statements and consents, and consultation on accounting standards or transactions.

(4)	Audit-related fees primarily consist of fees for statutory audits for fiscal 2005 and fiscal 2006 as well as other audit-related services.

(5)	Tax services fees consist of tax compliance and consultation services.

(6)	All other fees consist of fees for products or services other than those included above.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services rendered by our independent registered public accounting firm. The policy generally permits pre-approvals of specified permissible services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on an individual case-by-case basis before the independent registered public accounting firm is engaged to provide each service. In some cases the full Audit Committee provides pre-approval for up to a year related to a particular defined task or scope. In other cases, the Audit Committee has delegated power to William Miller, the Chairman of the Audit Committee, to pre-approve additional non-audit services if the need for the service was unanticipated and approval is required prior to the next scheduled meeting of the Audit Committee. Mr. Miller then communicates such pre-approval to the full Audit Committee at its next meeting.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2007

The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, to serve as our independent registered public accounting firm for our fiscal year ending January 28, 2007. Stockholder ratification of the Audit Committee’s selection of PwC is not required by our Bylaws or any other governing documents or laws. However, we are submitting the selection of PwC to our stockholders for ratification as a matter of good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if they determine that such a change would be in the best interests of NVIDIA and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PwC. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this Proposal has been approved.

NVIDIA expects that a representative of PwC will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Changes in Independent Registered Public Accounting Firm during Fiscal 2005

KPMG LLP, or KPMG, served as our independent auditors from April 1995 to March 2004. In March 2004, the Audit Committee requested proposals from Deloitte & Touche LLP, Ernst & Young LLP, PwC and KPMG, with regard to the audit engagement for fiscal 2005.

After a careful evaluation of each of the proposals, the Audit Committee determined to dismiss KPMG and to engage PwC as our independent auditors for our fiscal year ending January 30, 2005. On April 26, 2004, we filed a Current Report on Form 8-K disclosing that KPMG was dismissed as our independent auditors and was replaced by PwC. KPMG did not provide a report on our consolidated financial statements for the fiscal years ending January 30, 2005 or January 29, 2006.

During the completed fiscal year ended January 25, 2004 and through the subsequent interim period preceding the dismissal of KPMG, there were no disagreements with KPMG on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG, would have caused it to make a reference to the subject matter of the disagreement in connection with its report. During the completed fiscal year ended January 25, 2004 and through the subsequent interim period preceding the dismissal of KPMG, there were no “reportable events” (hereinafter defined) requiring disclosure pursuant to Section 229.304(a)(1)(v) of Regulation S-K. The term “reportable event” means any of the items listed in paragraphs (a)(1)(v)(A)-(D) of Section 304 of Regulation S-K.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Introduction

The Board of Directors has delegated the power and authority to review, modify and approve compensation policies and practices and to administer the Company’s equity plans to the Compensation Committee, or Committee. Messrs. Jones (Chairman), Coxe, Gaither, and Stevens, all non-employee directors, comprise the Committee. The Committee reviews its determinations regarding executive compensation with all of the non-employee directors. The Board did not reject or modify any of the recommendations of the Committee in fiscal 2006.

The Committee met eight times during fiscal 2006. Each Committee meeting typically lasted for several hours and each of the members of the Committee was actively engaged in a review of the materials presented to them. In making compensation decisions, the Committee acts deliberately, discusses alternative courses of action, and asks for additional information from management and the compensation consulting firm, as necessary.

Compensation Philosophy and Objectives

The Committee believes that the total compensation package for the Company’s executive officers and other employees should:

•	be consistent with the Company’s performance-driven culture;

•	provide a means for NVIDIA to attract, retain and reward top-performing executives and world-class employees who will contribute to the long-term success of NVIDIA in a competitive and rapidly changing technology environment;

•	in the case of an executive officer, be driven primarily by the executive officer’s scope of responsibility, actual and anticipated contributions, performance criteria and industry benchmarks;

•	focus the executive officers, including the chief executive officer and the Company’s employees, on the Company’s business objectives; and

•	align the financial interests of the executive officers and the Company’s employees with those of the stockholders.

The Committee uses annual compensation, long-term compensation and benefit programs to achieve its compensation objectives for executive officers. Annual compensation is comprised of base salary and variable cash compensation, while long-term compensation is generally comprised of stock options. Other benefits include participation in the Company’s 1998 Employee Stock Purchase Plan, or ESPP, and other personal benefit programs that are available to all NVIDIA employees. The Committee believes these compensation programs are competitive with comparable technology companies; provide the basis for the Company to attract and retain qualified executive officers; and link the interests of executive officers together with those of the Company’s stockholders.

Compensation Actions and Compensation Programs

The Committee annually establishes the compensation programs for the chief executive officer and executive officers in a multi-step process. At the beginning of the fiscal year, the Committee first makes decisions regarding the payment of variable compensation for the preceding fiscal year’s performance. The

Committee then discusses and sets executive officer base salary and variable compensation payment targets for that fiscal year as well as makes stock option grants.

In setting executive officer compensation for fiscal 2006, among other things, the Committee used the Radford Executive Survey to review the compensation strategies of comparable companies. Characteristics taken into account in determining comparable companies include industry group, geographic location, revenue levels, market capitalization and financial performance. The Committee has also engaged a national compensation consulting firm to provide data and analysis concerning the Company’s compensation practices and those of comparable semiconductor and other leading technology companies and to work with the Committee to properly analyze and use third party data. The Company’s Human Resources Department also supports the Committee in its work by helping to compile third party data and to extensively analyze the Company’s own employee levels and compensation practices. The Committee is mindful of the limitations of compensation survey data and such information is used as one of many factors in establishing compensation levels.

Annual Compensation

Annual compensation is comprised of both base salary and variable compensation. The Committee’s executive compensation philosophy is pay for performance meaning that the Committee is conservative as to base salary increases while emphasizing variable compensation. It is the Committee’s goal to set the combination of base salary and variable compensation for each executive officer such that the total target cash compensation is at a level that is consistent with comparable individuals at comparable semiconductor and other leading technology companies with which NVIDIA competes for talent.

Base Salary.    When setting base salaries for executive officers, the Committee primarily considers an executive officer’s past performance as well as the executive officer’s expected future contributions and the scope of the executive officer’s position. The Committee then compares the base salary amount with the base salaries at comparable companies. The Committee annually reviews base salaries for all of the Company’s executive officers with the chief executive officer but reviews the chief executive officer’s compensation in executive session.

Variable Compensation.    Executive officers are eligible to earn additional cash compensation through the Company’s variable compensation plan. The goal of the variable compensation plan is to further focus the executive officers on specific corporate and individual objectives. The variable compensation plan links cash compensation directly to the Company’s performance and encourages the executive officers to make significant contributions to the Company’s results. The Committee derives the corporate objectives from the Company’s Board-approved operating plan with input from Mr. Huang. Individual performance compensation targets are set by the Committee after reviewing an individual’s scope of responsibility, anticipated contributions, performance criteria and any promotions. Thereafter, the Committee benchmarks these targets against those of similar companies with data received through the annual survey and through information and analysis provided by the compensation consulting firm. As an individual’s responsibilities increase, the Committee seeks to have a greater relative amount of the individual’s annual cash compensation tied to performance thereby increasing the amount of cash compensation the individual has “at risk” in any given year.

The Fiscal Year 2006 Variable Compensation Plan, or the 2006 Plan, was established by the Committee in May 2005. Under the 2006 Plan, fifty percent (50%) of an executive officer’s potential variable cash compensation was allocated to the achievement of corporate objectives and fifty percent (50%) was allocated to the achievement of individual objectives. The NVIDIA performance criteria for each executive officer were based on objectives set by the Committee based on recommendations by the chief executive officer. The Committee set the individual objectives in the case of the chief executive officer.

NVIDIA achieved total revenues and net income in fiscal 2006 of $2.4 billion and $302.6 million, increases of 18% and 202%, respectively, compared to $2.0 billion and $100.4 million in fiscal 2005. Based on the Company’s achievements, the corporate objective portion of the 2006 Plan resulted in total payments of

$1.4 million to the executive officers. Based on the achievement of individual objectives, the individual objective portion of the 2006 Plan resulted in total payments of $1.2 million to the executive officers.

In March 2006, the Committee adopted the Fiscal Year 2007 Variable Compensation Plan, or 2007 Plan, which is substantially similar to the 2006 Plan.

Long-term Compensation

Equity Compensation.    Equity compensation, which the Committee considers to be long term compensation, is an integral component of the Company’s efforts to attract and retain exceptional executives, senior management and world-class employees. The Committee believes that properly structured equity compensation aligns the long-term interests of stockholders and employees by creating a strong, direct link between employee compensation and stock appreciation as stock options are only valuable to the employee if the value of the Company’s common stock increases after the date of grant.

While equity compensation is an important part of the overall compensation policy, the Committee carefully monitors the potentially dilutive impact of stock option grants and other equity compensation awarded to employees. Additionally, the Committee takes the expense of stock option grants and its potential impact on the Company’s financial results into consideration when reviewing equity compensation. Accordingly, the Committee’s objective is to maximize stockholders’ value by granting only the appropriate level of options or other equity compensation based on individual and Company performance and growth outlook. In fiscal 2006, the Committee was able to achieve its objectives while simultaneously reducing the net annual dilution rate (defined as net new options granted during a fiscal year as a percentage of outstanding common stock at year-end).

Management makes an annual recommendation to the Committee regarding the overall company-wide stock option pool for the fiscal year. In developing the recommendation, the Company considers growth in employment, competitive practices, expectations regarding average grant size and number of employees eligible to receive stock option grants, impact on dilution and the expense associated with the grant of stock options. For fiscal 2006, the Committee established a net dilution target from new stock option grants of 3.5-4.0% which included grants to all executive officers and grants to the Board members. In fiscal 2006, the actual net dilution rate was 4.0%, which includes grants to new hires resulting from merger and acquisition activity that were not included in the original fiscal 2006 target range. The option grant levels in fiscal 2006 also reflect the increase in the total number of employees from 2,101 to 2,737, an increase of 30%.

After reviewing the factors discussed above, the Committee has set a target of 3.0-3.5% net annual dilution for fiscal 2007 even though the Company anticipates continuing to grow and increase headcount during fiscal 2007. The Company may not exceed the target without the prior consent of the Committee. The Committee expects this dilution target to vary in future periods based on a variety of factors, including the Company’s growth rate, industry and market conditions, the competitive environment and accounting and regulatory developments. The fiscal 2007 target does not include any grants that may result from mergers and acquisitions.

Grants under the Company’s 1998 Equity Incentive Plan are made at the closing price of the Company’s common stock as reported on NASDAQ for the last market-trading day prior to the date of grant. In determining the size of a grant to an executive officer, the Committee takes into consideration individual performance, job level and expected future performance. The Committee reviews equity compensation data of comparable companies, accounting based metrics and a subjective analysis of the value and possible appreciation of a stock option when valuing stock option grants.

NVIDIA stock option programs are broad-based, and in fiscal 2006, options to purchase shares of common stock were issued to approximately 81% of its employees. The chief executive officer and the named executive officers received option grants to purchase approximately 6.9% of the total shares subject to options granted to employees under the NVIDIA equity plans.

In fiscal 2005, the Committee established a policy to encourage equity ownership by executive officers, reflecting the practices historically followed by the Company’s executive officers. We believe such equity ownership directly aligns the risk profile of the Company’s executive officers with that of the stockholders. Stock ownership by executive officers is disclosed above under “Security Ownership of Certain Beneficial Owners and Management.”

Other Compensation Components

Employee Stock Purchase Program.    Executive officers are eligible to participate in the ESPP which is generally available to all full time employees with the exception of Mr. Huang. The ESPP allows participants to purchase NVIDIA stock at a discounted price. Individual participation by the executive officers is at the individual’s discretion but is subject to IRS limitations and may not exceed the lower of ten percent of the executive officer’s annual salary or $25,000 in market value (based on the market value of NVIDIA common stock at the time the employee is granted the right to purchase the common stock) of NVIDIA stock in any calendar year.

Personal Benefits.    NVIDIA seeks to maintain an egalitarian culture in its facilities and operations. NVIDIA does not offer any personal benefits or perquisites to its executive officers that are not available to all NVIDIA employees. There are no outstanding loans of any kind to any executive officer, and since 2002, federal law and the Company’s Worldwide Code of Ethics has prohibited loans to executive officers by the Company. NVIDIA expects its officers to be role models under its Worldwide Code of Ethics, which are applicable to all employees, and executive officers are not entitled to operate under lesser standards.

Review of all Components of Compensation

The Committee did a holistic review of all elements of each executive officer’s compensation when setting fiscal 2007 compensation. The tally sheet the Committee used to accomplish its review included current and past base salaries, variable compensation payouts for the previous fiscal year and the value and amount of outstanding stock options. The Committee determined that the total compensation program for fiscal 2007 for the chief executive officer and the other executive officers is appropriate. The Committee has committed to review tally sheets on at least an annual basis.

Chief Executive Officer Compensation

A process similar to that discussed above for executive officers is used to determine compensation for Jen-Hsun Huang, the Company’s President and Chief Executive Officer.

Fiscal 2006.    Following review of compensation paid to chief executive officers of other comparable semiconductor and technology companies in March 2006, the Committee analyzed Mr. Huang’s base and variable compensation in light of the scope of the Company’s operations and Mr. Huang’s contributions and potential contributions. The Committee approved an increase in base compensation for Mr. Huang for fiscal 2006 from $400,000 to $500,000 and a total variable compensation target for Mr. Huang of $1,000,000 for fiscal 2006, an increase of $200,000 from the level of $800,000 in fiscal 2005. Prior to this increase, Mr. Huang’s base compensation had not increased since fiscal 2001 and his potential variable compensation level had not increased since fiscal 2003. Since fiscal 2000, the Company’s annual revenues had grown from approximately $374.5 million to approximately $2.0 billion for fiscal 2005. Mr. Huang’s individual targets were set by the Committee during the first quarter of fiscal 2006. Mr. Huang’s corporate objective was the same as that for the other executive officers.

In March 2006, the Committee reviewed Mr. Huang’s performance for fiscal 2006. As discussed above, the Committee concluded that the corporate objectives under the 2006 Plan had been exceeded and Mr. Huang was paid a total of $646,230 under this portion of the 2006 Plan, equal to 130% of his target amount. The Committee also determined that Mr. Huang more than satisfied his individual objectives and awarded him variable cash compensation in the amount of $600,000, equal to 120% of his target amount. When evaluating Mr. Huang’s performance against his objectives, the Committee took into account the complexity of running and expanding the business, new product releases, the Company’s competitive position, the Company’s revenue and gross margin achievements and the process established for improving financial performance, the Company’s international activities, the structuring of the Company’s business units and the management and development of officers and other managers. The variable compensation for fiscal 2006 was paid to Mr. Huang during the first quarter of the Company’s fiscal 2007.

The Committee also reviewed Mr. Huang’s equity compensation and determined that increasing Mr. Huang’s long-term incentive was appropriate. The Committee awarded Mr. Huang a stock option grant to purchase 300,000 shares of the Company’s common stock at an exercise price of $28.735 a share, which was equal to the closing price of the Company’s common stock as reported by NASDAQ for the last market-trading day prior to the date of grant. The stock option granted to Mr. Huang will not begin to vest until 2010, the year that his other outstanding stock option grants become fully vested.

Fiscal 2007.    In March 2006, the Committee analyzed Mr. Huang’s base and target variable compensation for fiscal 2007 in light of the scope of the Company’s operations, Mr. Huang’s contributions and potential contributions, and data provided by the compensation consulting firm with respect to comparable companies. The Committee determined that Mr. Huang’s base salary would remain unchanged at $500,000. After reviewing the potential benefit to the Company’s stockholders in the event that Mr. Huang achieves all of his individual objectives and the corporate objectives are met or exceeded, the Committee set Mr. Huang’s total variable compensation target for Mr. Huang at $1,250,000 for fiscal 2007, an increase of $250,000 from the level of $1,000,000 in fiscal 2006. The Committee believes that Mr. Huang’s variable compensation is consistent with the detailed performance objectives that Mr. Huang and the Company have to achieve. The Committee further believes that Mr. Huang’s total compensation is comparable to that of chief executive officers at comparable companies.

The Committee intends to continue to monitor Mr. Huang’s compensation level in light of his performance and to a lesser degree the compensation levels of executives at comparable companies.

Federal Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that NVIDIA may deduct in any one year with respect to its chief executive officer and each of its next four most highly compensated executive officers. Certain performance-based compensation within the meaning of Section 162(m) is not subject to the deduction limit. To maintain flexibility in compensating the chief executive officer and the executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible. The Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with the best interests of the Company and its stockholders.

COMPENSATION COMMITTEE

Harvey C. Jones, Chairman

Tench Coxe

James C. Gaither

Mark A. Stevens*

*	Mr. Stevens became a member of the Committee in May 2005 after compensation for fiscal 2006, including the terms of the 2006 Plan, had already been established by the Committee. Mr. Stevens did participate in the discussions regarding the payment of variable compensation for fiscal 2006 performance and setting compensation for fiscal 2007.

Compensation Committee Interlocks and Insider Participation

For the fiscal year ended January 29, 2006, the Compensation Committee consisted of Messrs. Coxe, Gaither, Jones and Stevens. No member of the Compensation Committee is an officer or employee of NVIDIA, and none of our executive officers serve as a member of a compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee. Each of our directors, except for Dr. Chu and Mr. Perry, has purchased and holds NVIDIA common stock.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents summary information for the fiscal years ended January 25, 2004, January 30, 2005 and January 29, 2006 concerning the compensation earned by our chief executive officer and the other four most highly compensated executive officers at January 29, 2006. These individuals in the table below are referred to as the named executive officers.

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Variable Cash Compensation/ Bonus ($)(1)		Stock Options (In shares) (#)(2)
Jen-Hsun Huang President and Chief Executive Officer	2006 2005 2004	$516,513 400,000 400,000	$1,246,980 480,000 412,000	(3)	500,000 400,000 400,000

Marvin D. Burkett Chief Financial Officer	2006 2005 2004	355,574 300,000 300,000	405,026 180,000 386,780		200,000 180,000 —

Jeffrey D. Fisher Senior Vice President, GPU Business Unit	2006 2005 2004	301,154 300,000 300,000	306,370 150,000 193,280		120,000 160,000 140,000

David M. Shannon Senior Vice President, General Counsel and Secretary	2006 2005 2004	304,805 250,000 250,000	299,058 120,000 140,711		140,000 120,000 —

Daniel F. Vivoli Senior Vice President, Marketing	2006 2005 2004	275,133 240,000 240,000	219,246 100,000 140,711		140,000 120,000 140,000

(1)	Amounts included in this column for fiscal 2005 and fiscal 2006 were amounts paid to the named executive officers as variable cash compensation for the achievement of corporate and personal objectives during fiscal 2005 and fiscal 2006, as applicable. Variable cash compensation earned during fiscal 2005 was paid to the named executive officers in the first quarter of fiscal 2006 and for fiscal 2006 in the first quarter of fiscal 2007 and is included in the table above for the fiscal year in which the variable compensation was earned.

(2)	Any value actually realized by an executive officer from an option grant depends solely upon increases in the trading price of NVIDIA common stock.

(3)	Includes a $750 award for the filing of a patent of which Mr. Huang is an inventor with the U.S. Patent and Trademark Office, or the PTO. Awards are made to all NVIDIA employees whose patents are filed by NVIDIA with the PTO.

STOCK OPTION GRANTS AND EXERCISES

Option Grants in Fiscal 2006

We grant options to purchase shares of our common stock to our named executive officers under our 1998 Equity Incentive Plan, or the 1998 Plan. As of April 10, 2006, options to purchase a total of 69,481,222 shares were outstanding under the 1998 Plan and options to purchase 4,697,585 shares remained available for grant under the 1998 Plan. The following table presents each stock option grant during fiscal 2006 to each of the named executive officers. The exercise price of each option was equal to the closing price of our common stock as reported by NASDAQ for the last market-trading day prior to the date of grant with the exception of an option to purchase 100,000 shares which was granted to Mr. Huang at a premium of $2.29 on the date of grant. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

All shares listed in the following table under the heading “Number of Securities Underlying Options Granted” are subject to vesting. The stock subject to the options to purchase an aggregate of 500,000 shares granted to Mr. Huang vests in equal quarterly installments over a one-year period commencing on May 15, 2009 and the options each have a seven year term. The shares subject to the options granted to Messrs. Burkett, Fisher, Shannon and Vivoli vest as to 33.3% of the shares two years and three months after the date of grant and as to the remaining 66.6% of the shares subject to the option vest in equal quarterly installments over a nine month period. These options will be fully vested on the third anniversary of the date of grant. The option grants to Messrs. Burkett, Fisher, Shannon and Vivoli have six year terms. All of our stock options are subject to earlier termination if the optionee’s service with us ceases.

The following table also presents the potential aggregate increase in market capitalization of NVIDIA based upon the 342,954,912 outstanding shares of common stock as of January 29, 2006. The potential realizable value is calculated based on the applicable term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by: multiplying the number of shares of common stock subject to a given option by the exercise price per share; assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the option; and subtracting from that result the aggregate option exercise price.

Name	Individual Grants		Exercise Price Per Share ($)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year (%)(1)
					5% ($)		10% ($)
Jen-Hsun Huang	400,000	2.5%	$12.71	05/16/12	$2,069,699		$4,823,278
	100,000	0.6	15.00	05/16/12	288,425	(2)	976,819	(2)
Marvin D. Burkett	200,000	1.3	12.71	05/16/11	864,523		1,961,308
Jeffrey D. Fisher	120,000	0.8	12.71	05/16/11	518,714		1,176,785
David M. Shannon	140,000	0.9	12.71	05/16/11	605,167		1,372,916
Daniel F. Vivoli	140,000	0.9	12.71	05/16/11	605,167		1,372,916

Price per share resulting from annual stock appreciation rates of 5% and 10% over the 7 year period, commencing at $23.125 per share, the closing price of our stock on NASDAQ on the last trading day of our fiscal year.					$32.54 per share		$45.06 per share

Total increase in the market value of NVIDIA resulting from annual stock appreciation rates of 5% and 10% over the seven year period, commencing at $7.9 billion, the market value on the last trading day of our fiscal year.					$3.3 billion		$7.6 billion

(1)	Percentages are based on an aggregate of 15,857,786 options granted to our employees under all of our equity incentive plans during fiscal 2006.

(2)	The potential realizable value at 5% and 10% appreciation on the option to purchase 100,000 shares granted to Mr. Huang is based on appreciation from the fair market value on the date of grant of $12.71 per share, and then subtracting out the aggregate option exercise price based on $15.00 per share.

Aggregated Option Exercises in Fiscal 2006 and Option Values at January 29, 2006

The following table presents the aggregate option exercises during fiscal 2006, as well as the number and value of securities underlying unexercised options that are held by each named executive officer as of January 29, 2006.

Amounts shown under the heading “Value Realized” are based on the fair market value of our common stock on the exercise date as reported on NASDAQ, less the aggregate exercise price.

Amounts shown under the column “Value of Unexercised In-the-Money Options at January 29, 2006” are based on a price of $23.125 per share, which was the closing price of our common stock on NASDAQ on January 27, 2006, the last trading day of fiscal 2006, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares. The exercise price of each option was equal to the closing price of our common stock as reported by NASDAQ for the last market-trading day prior to the date of grant and, therefore, the value of unexercised in-the-money options is derived from the increase in the price of our common stock from the exercise price.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at January 29, 2006		Value of Unexercised In-the-Money Options at January 29, 2006
			Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)
Jen-Hsun Huang	1,179,504	$14,705,175	5,728,496	1,750,000	$99,195,908	$17,419,500
Marvin D. Burkett	0	0	650,000	530,000	11,950,250	6,641,650
Jeffrey D. Fisher	156,000	2,364,750	547,938	292,502	9,528,728	3,289,895
David M. Shannon	22,000	188,320	415,500	322,500	7,308,645	3,758,075
Daniel F. Vivoli	112,200	1,002,203	277,900	282,500	3,455,087	3,198,025

CHANGE OF CONTROL AGREEMENTS

1998 Equity Incentive Plan and 2000 Nonstatutory Equity Incentive Plan.    If we sell substantially all of our assets, or we are involved in any merger or any consolidation in which we are not the surviving corporation, or if there is any other change in control, all outstanding awards under the 1998 Plan and the 2000 Nonstatutory Equity Incentive Plan, or the 2000 Plan, will either (a) be assumed or substituted for by the surviving entity or (b) if not assumed or substituted, the vesting and exercisability of the awards will accelerate in full and the awards will terminate if they are not exercised prior to the closing of the change of control.

Equity Compensation Plan Information

The number of shares issuable upon exercise of outstanding stock options, the weighted-average exercise price of the outstanding options, and the number of stock options remaining for future issuance for each of our equity compensation plans as of January 29, 2006 are summarized as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	76,338,487	$9.48	(3)	47,055,627
Equity compensation plans not approved by security holders (2)	11,620,000	$9.59	(3)	21,191,780

Total	87,958,487	$9.50	(3)	68,247,407

(1)	This row includes our 1998 Plan, 1998 Non-Employee Directors’ Stock Option Plan and 1998 Employee Stock Purchase Plan.

(2)	This row includes our 2000 Plan.

(3)	Represents the weighted average exercise price of outstanding stock options only.

2000 Nonstatutory Equity Incentive Plan

General.    The 2000 Plan provides for the grant of nonstatutory stock options to employees and directors of, and consultants to, NVIDIA or affiliates of NVIDIA. As of January 29, 2006, under the 2000 Plan there were 32,811,780 shares of common stock authorized for issuance, of which 11,620,000 shares are subject to outstanding stock option grants and 21,191,780 shares are available for future grant and issuance. Under the terms of the 2000 Plan, the number of available shares may increase in the future as a result of cancellations or expirations of granted options or the repurchase of unvested restricted stock and stock bonuses. The 2000 Plan will expire upon the earlier of its termination by our Board or when there are no more shares available for issuance under the 2000 Plan. The 2000 Plan is administered by the Compensation Committee. However, the Board may also administer the 2000 Plan.

Terms of Stock Awards.    The terms and price of nonstatutory stock options, stock bonuses and rights to purchase restricted stock granted under the 2000 Plan are set forth in each optionee’s option agreement. The term of such nonstatutory stock options is either six or 10 years. Grants made after May 8, 2003 have six year terms, unless determined otherwise by the Compensation Committee or the Board. Until April 2004, initial options granted to new employees would vest over a period of four years, with 25% of the shares vesting one year from the date of grant and the remaining 75% of the shares vesting each quarter over the subsequent three years. During this same time period, stock options granted to existing employees generally would vest each quarter over a four-year period from the date of grant. Beginning in April 2004, new employees’ initial options vest over a three-year period on a quarterly basis and accordingly, the size of the initial grants was reduced by an average of 25% for fiscal 2005. Grants to existing employees in recognition of performance will also vest over a three-year period; however, the option will not begin vesting until the second anniversary of the date of grant, after which time the option will vest in quarterly increments over the remaining one-year period. The size of grants was also reduced by an average of 25% for fiscal 2005. In the future, stock options may have the same or different vesting terms. Generally, an option terminates three months after the termination of the optionee’s service to NVIDIA. If the termination is due to the optionee’s disability, the exercise period generally is extended to 12 months. If the termination is due to the optionee’s death or if the optionee dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following death.

OTHER INFORMATION

PERFORMANCE MEASUREMENT COMPARISON

This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the
Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The following graph shows a comparison, since January 26, 2001, of cumulative total return for NVIDIA common stock, the S & P 500 Index and the S & P 500 Semiconductors Index. Total return is based on historical results and is not intended to indicate future performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG NVIDIA CORPORATION, THE S & P 500 INDEX

AND THE S & P SEMICONDUCTORS INDEX

*	$100 invested on January 26, 2001 in NVIDIA common stock or on January 31, 2001 in each of the S & P 500 Index and the S & P Semiconductors Index. Total return assumes reinvestment of dividends in each of the indices indicated. We have never paid cash dividends on our common stock. NVIDIA results calculated on fiscal year-end basis and each of the S & P 500 Index and the S & P Semiconductors Index calculated on month-end basis.

CERTAIN TRANSACTIONS

We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of NVIDIA, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. We also intend to execute these agreements with our future executive officers and directors.

See the section above entitled “Change of Control Agreements” for a description of the terms of our 1998 Plan and 2000 Plan related to a change of control of NVIDIA.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David M. Shannon

Secretary

May 12, 2006

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 29, 2006 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY HEREWITH. STOCKHOLDER MAY SUBMIT A WRITTEN REQUEST FOR AN ADDITIONAL COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 29, 2006 TO: INVESTOR RELATIONS, NVIDIA CORPORATION, 2701 SAN TOMAS EXPRESSWAY, SANTA CLARA, CALIFORNIA 95050. WE WILL ALSO FURNISH A COPY OF ANY EXHIBIT TO THE FORM 10-K FOR THE ANNUAL REPORT IF SPECIFICALLY REQUESTED IN WRITING.

NVIDIA and the NVIDIA logo are either registered trademarks or trademarks of NVIDIA Corporation in the United States and other countries. Other product and company names used in this publication are for identification purposes only and may be trademarks of their respective companies.

Annex A

NVIDIA CORPORATION

Charter of the Audit Committee of the Board of Directors

Adopted May 2000

Amended May 2001

Amended April 2002

Amended and Restated April 13, 2003

I.    PURPOSE

The Audit Committee (the “Audit Committee”) is appointed by the Board of Directors (the “Board”) of NVIDIA Corporation, a Delaware corporation (the “Company”), to act on behalf of the Company’s Board in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting and reporting practices and the quality and integrity of the Company’s financial statements and reports, as well as the qualifications, independence and performance of the certified public accountants engaged as the Company’s independent outside auditors (the “Auditors”).

The policy of the Audit Committee in discharging these obligations shall be to maintain and foster an open avenue of communication between the Audit Committee, Internal Auditors and the Auditors and the Company’s financial management. The Committee shall also provide oversight in connection with legal and ethical compliance programs as established by financial management and the Board. The operation of the Audit Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

II.    COMPOSITION AND MEETINGS

A.    Composition.    Audit Committee members shall meet the independence and experience requirements of the Nasdaq National Market (“Nasdaq”) applicable to audit committee members as in effect from time to time when and as required by Nasdaq. The Audit Committee shall be comprised of at least three directors as determined by the Board, none of whom shall be an employee and each of whom shall be free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the Board, in accordance with applicable Nasdaq requirements. All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. The Chairman of the Audit Committee shall have accounting or related financial management expertise, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. To the extent mandated by the requirements of Nasdaq, at least one member of the Committee shall be a “financial expert” within the meaning of such requirements. Audit Committee members shall be appointed by the Board.

B.    Meetings.    The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee should meet privately in executive session at least annually with management, the Auditors, the Director of Internal Audit or other members of the Company’s Internal Audit Department (the “Internal Auditors”) and as a Committee to discuss any matters that the Audit Committee or each of these groups believe should be discussed. In addition, the Audit Committee should communicate with management and the Auditors quarterly to review the Company’s financial statements and significant findings based upon the Auditors’ limited review procedures.

C.    Minutes and Reports.    Minutes of each meeting of the Audit Committee shall be kept and distributed to each member of the Audit Committee, members of the Board who are not members of the Audit Committee and the Secretary of the Company. The Chairperson of the Audit Committee shall report to the Board from time to time, or whenever so requested by the Board.

III.    AUTHORITY

The operation of the Audit Committee shall be subject to the provisions of the Bylaws of the Company, as in effect from time to time, and to Section 141 of the Delaware General Corporation Law. The Audit Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Audit Committee to discharge his or her responsibilities hereunder. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the Auditors, the Company’s legal counsel, as well as any officer or employee of the organization. The Audit Committee shall have authority to retain, at the Company’s expense, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Audit Committee shall have authority to require that any of the Company’s personnel, counsel, Auditors or Internal Auditors or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Audit Committee or meet with any member of the Audit Committee or any of its special legal, accounting or other advisors and consultants.

IV.    RESPONSIBILITIES AND DUTIES

The primary responsibility of the Audit Committee shall be to oversee the Company’s financial reporting process (including direct oversight of the Auditors) on behalf of the Board and to report the results of these activities to the Board. The Audit Committee’s functions and procedures should remain flexible to address changing circumstances most effectively. To implement the Audit Committee’s purpose and policy, the Audit Committee shall be charged with the following functions and processes, with the understanding, however, that the Audit Committee may supplement or deviate from these activities as appropriate under the circumstances:

REVIEW PROCEDURES

1. Review and assess the adequacy of this Charter at least annually in accordance with Nasdaq regulations. Submit the Charter or any recommendations of proposed changes to the Board for approval and have the document published at least every three years in accordance with Securities and Exchange Commission regulations.

2. Review, upon completion of the annual audit, the financial statements to be included in the Company’s Annual Report on Form 10-K and any internal controls report. Review should include oversight of the Auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates (including material changes in estimates), the nature of significant risks and exposures, any audit adjustments noted or proposed by the Auditors (whether “passed” or implemented in the financial statements), the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Audit Committee by the Auditors under Statement on Auditing Standards No. 61.

3. In consultation with the management, the Internal Auditors and the Auditors, review Company’s guidelines and policies with respect to risk assessment, risk management and internal financial and disclosure controls.

4. Review with management, the Internal Auditors and the Auditors the effect of regulatory and accounting initiatives as well as any off-balance sheet structures on the Company’s financial statements.

5. Discuss with management and the Auditors the results of the Auditors’ review of the Company’s quarterly financial statements and earnings press releases, prior to public disclosure of quarterly financial information, if practicable, or filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q, and any other matters required to be communicated to the Audit Committee by the Auditors under Statement on Auditing Standards No. 61 or other applicable standards. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of this discussion.

6. Review periodically, either individually or as a Committee and discuss with management and the Auditors, as appropriate, the Company’s disclosures contained under the caption “Management’s Discussion and

Analysis of Financial Condition and Results of Operations” in its periodic reports to be filed with the Securities and Exchange Commission.

7. Review with management, the Internal Auditors and the Auditors significant issues that arise regarding accounting principles and financial statement presentation, including the adoption of new, or material changes to existing, critical accounting policies or to the application of those policies, the potential effect of alternative accounting policies available under GAAP, the potential impact of regulatory and accounting initiatives, any off-balance sheet structures and any other significant reporting issues and judgments.

INDEPENDENT AND INTERNAL AUDITORS

8. The Auditors are ultimately accountable to the Audit Committee and Board as representatives of the Company’s stockholders. The Audit Committee shall review the independence and performance of the Auditors and annually select the Auditors or approve any discharge of Auditors when circumstances warrant.

9. Review and determine the engagement of the Auditors, including the scope of and plans for the audit, the adequacy of staffing and the compensation to be paid to the Auditors.

10. Review and approve the retention of Auditors to perform any proposed permissible non-audit services, including the compensation to be paid therefor, authority for which may be delegated to one or more Audit Committee members, provided that to the extent provided by law all approvals of non-audit services pursuant to this delegated authority be presented to the full Audit Committee at its next meeting.

11. Monitor the rotation of the partners of the Auditors on the Company’s audit engagement team as required by applicable law and to consider periodically and, if deemed appropriate, adopt a policy regarding rotation of auditing firms.

12. On an annual basis, receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company consistent with Independence Standards Board Standard No. 1 (including ensuring receipt from the Auditor of a formal written statement delineating all relationships between the Auditors and the Company, consistent with Independence Standards Board Standard 1), consider and discuss with the Auditors any disclosed relationships or services that could affect the Auditors’ objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the Auditors.

13. Review the audit plans of the Internal Auditors, discuss scope, staffing, compensation, locations, reliance upon management and general audit approach and any significant reports prepared by the internal auditing department as well as management’s responses, approve the hiring and dismissal of the Director of Internal Audit, approve and review periodically the Internal Audit Department’s Charter to ensure that the function has guidelines that allow it to operate effectively, and ensure that the Director of Internal Audit (and those reporting to the Director of Internal Audit on internal audit matters) has access to the Company’s records as necessary to permit the function to operate effectively.

14. Consider the Auditors’ judgments about the quality and appropriateness of the Company’s staffing and accounting principles as applied in its financial reporting.

15. Recommend to the Board guidelines for the Company’s hiring of employees of the Auditors who were engaged on the Company’s account.

16. Review with the Auditors any management or internal control letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter.

17. Consider and review with management, the Internal Auditors and Auditors, outside counsel, as appropriate, and, in the judgment of the Audit Committee, such special counsel, separate accounting firm and other consultants and advisors as the Audit Committee deems appropriate, any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

18. To review with the Auditors and management, and ultimately to resolve, any conflicts or disagreements between management and the Auditors regarding financial reporting, accounting practices or policies.

19. Confer with the senior management of the Company regarding any deficiencies of internal accounting and financial reporting and disclosure controls.

20. Meet periodically in separate sessions with the Auditors and senior management to discuss any matters that the Audit Committee, the Auditors or senior management believe should be discussed privately with the Audit Committee; periodically, to meet privately with the Director of Internal Audit.

LEGAL COMPLIANCE

21. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters as required by applicable law and as deemed appropriate.

22. Investigate any matter brought to the attention of the Audit Committee within the scope of its duties if, in the judgment of the Audit Committee, such investigation is necessary or appropriate. The Chair of the Audit Committee may represent the entire Audit Committee in making such determination.

OTHER RESPONSIBILITIES

23. Annually prepare a report to stockholders as required by the Securities and Exchange Commission. The report is to be included in the Company’s proxy statement.

24. Perform any other activities consistent with this Charter, the Company’s Bylaws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

25. Report to the Board with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance or independence of the Auditors or such other matters as the Audit Committee deems appropriate from time to time or whenever it shall be called upon to do so.

26. Maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities.

27. Perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

28. The Committee shall review, discuss and assess at least annually its own performance as well as the Committee’s role and responsibilities as outlined in this Charter. The Committee shall submit any suggested changes to the Board for its consideration.

MANAGEMENT RESPONSIBILITIES

It shall be the responsibility of management to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements. These functions shall not be the responsibility of the Audit Committee, nor shall it be the Audit Committee’s responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to generally accepted accounting principles or otherwise comply with applicable laws.

NVIDIA CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 22, 2006

The undersigned hereby appoints Jen-Hsun Huang and Marvin D. Burkett and each of them, as proxies and attorneys-in-fact, with full power of substitution, and hereby authorizes them to vote all of the shares of stock of NVIDIA Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of NVIDIA Corporation to be held on Thursday, June 22, 2006 at 9:00 a.m. (local time) at the offices of NVIDIA Corporation located at 2701 San Thomas Expressway, Santa Clara, California 95050, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the Annual Meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your NVIDIA Corporation account online.

Access your NVIDIA Corporation stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for NVIDIA Corporation, now makes it easy and convenient to get current information on your stockholder account.

View account status

View certificate history

View book-entry information

View payment history for dividends

Make address changes

Obtain a duplicate 1099 tax form

Establish/change your PIN

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For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTORS LISTED BELOW AND A VOTE “FOR” PROPOSAL 2.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

1. To elect two directors to hold office until the 2009 Annual Meeting of Stockholders.

NOMINEES: 01 Tench Coxe 02 Mark L. Perry

FOR all nominees listed above (except as marked to the contrary below)

WITHHOLD AUTHORITY to vote for all nominees listed above

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, WRITE SUCH NOMINEE’S NAME BELOW:

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2007.

FOR AGAINST ABSTAIN

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Choose MLinkSM for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

OTHER MATTERS: The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in this proxy card to vote on such matters, in accordance with their best judgment.

Signature

Signature

Date

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/nvda

Use the internet to vote your proxy.

Have your proxy card in hand when you access the web site.

OR

Telephone 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.